Exhibit 16

PKF
Certified Public Accountant
A Professional Corporation

February 4, 2010

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on January 28, 2010, filed by our former client, Activeworlds Corp. (now, Kingold Jewelry, Inc.).  We agree with the statements made in response to that item insofar as they relate to our Firm.

We hereby consent to the filing of this letter as an exhibit in the amendment to the Form 8-K.

Very truly yours,

/s/ PKF, P.C.
PKF, P.C.